Exhibit 99.1

(AMEX:GTA)

AT THE COMPANY

W. Bradley Blair, II

President and Chief Executive Officer

(843) 723-4653

FOR IMMEDIATE RELEASE

July 16, 2007

GOLF TRUST OF AMERICA, INC.

ANNOUNCES SALE OF INNISBROOK RESORT AND GOLF CLUB TO SALAMANDER HOSPITALITY AND EXERCISE OF ITS OPTION TO PURCHASE ITS OUTSTANDING PREFERRED SHARES

CHARLESTON, SC, July 16, 2007 — Golf Trust of America, Inc. (AMEX:GTA - News) (the “Company”) announced today that on July 16, 2007, the Company and certain of its affiliated entities completed the sale of its largest asset, the Innisbrook Resort and Golf Club, a 900-acre destination resort located in Palm Harbor, Florida, featuring four championship golf courses including the famed Copperhead, site of the PGA TOUR’s PODS Championship played in March.  Salamander Innisbrook, LLC, Salamander Innisbrook Securities, LLC and Salamander Innisbrook Condominium, LLC (collectively, the “Buyer”) are entities related to Salamander Hospitality and are all owned and controlled by Sheila C. Johnson.  The Buyer purchased the business (the “Business”) of the Innisbrook Resort and Golf Club (the “Resort”), certain related assets and liabilities and the Company’s equity interest in Golf Host Securities, Inc.  In addition to the assumption of certain liabilities relating to the Resort and the Business, the Buyer paid to the Company, upon the closing of the transactions, $35 million in cash, subject to certain adjustments.

Sheila Johnson owns interests in the NBA’s Washington Wizards and the NHL’s Washington Capitals, and is President and Managing Partner of the WNBA’s Washington Mystics. Her new lodging company, Salamander Hospitality, owns the Mobil 5 Star, AAA 5 Diamond rated Woodlands Resort & Inn in Summerville, South Carolina, the 340-acre Salamander Resort & Spa, currently under development in Middleburg, Virginia and Salamander Management Services, which provides development and management expertise for unique independent hotels and resorts throughout the country. For additional information, please contact Prem Devadas, President, Salamander Hospitality at (540) 687-3710 and visit the website at www.salamanderhospitality.com.

W. Bradley Blair, II, President and CEO of the Company stated, “Over the last couple of years, the Company’s Board of Directors has evaluated numerous options on the question of selling, joint venturing or recapitalizing the Innisbrook Resort and Golf Club and concluded that it was in the best interests of the shareholders of the Company to pursue the sale of the Resort to Sheila Johnson’s Salamander organization.  Salamander’s access to capital for required capital improvements will be instrumental in achieving a grand vision for the Innisbrook Resort and Golf Club consistent with its rich history.  I wish Sheila Johnson and her team the best in realizing their aspirations for the Resort, which should be beneficial to all parties associated with the Innisbrook Resort and Golf Club – employees, club members, rental pool participants, onsite property owners and the northern Pinellas County community as a whole.”

The Company also announced today that on July 16, 2007, the Company purchased all 800,000 shares of the Company’s Series A Cumulative Convertible Redeemable Preferred Stock held by its preferred shareholder, AEW Targeted Securities Fund, L.P. (“AEW”) (including, without limitation, all of AEW’s rights to liquidation preferences including any accrued and unpaid dividends payable in respect of such shares as of July 16, 2007) for a purchase price of $17.5 million, subject to certain agreed upon adjustments, pursuant to the Option Agreement between the Company and AEW that was executed on June 25, 2007.

# # #

Golf Trust of America, Inc. was formerly a real estate investment trust but has been engaged since May 2001 in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its shareholders.  The Company currently owns the   Country Clubs of Wildewood and Woodcreek and an interest in certain real estate adjacent to the Innisbrook Resort and Golf Club, known as Parcel F.  Additional information, including an archive of all corporate press releases, is available on the Company’s website at www.golftrust.com

Certain matters discussed in this  press release may constitute forward-looking statements within the meaning of the federal securities laws. In particular, when used in this press release, the words or phrases “will likely result,” “are expected to,” “is anticipated,” “the opportunity to,” “plans” or similar expressions are intended to identify “forward- looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results and those presently anticipated or projected.  Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and booking patterns, the seasonal nature of the Company’s business, changes in pricing and general economic conditions, the impact of weather conditions in Florida, as well as other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.  The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.

The Company does not undertake, and specifically declines any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.